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                                                                    Exhibit 23.2

                       [Letterhead of Deloitte & Touche]


To The Board of Directors
LaSalle Re Holdings Limited

We consent to incorporation by reference in the registration statement (No. 333-64543) on Form S-3 and registration statements (No. 333-38653) and (No. 333-38655) on Form S-8 of LaSalle Re Holdings Limited of our report dated November 5, 1999, relating to the consolidated balance sheet of LaSalle Re Holdings Limited and subsidiaries as of September 30, 1999, and the related consolidated statements of operations and comprehensive income, changes in shareholders' equity and cash flows for the year ended September 30, 1999, and all related schedules, which report appears in the September 30, 1999, annual report on Form 10-K of LaSalle Re Holdings Limited, and to the reference to our firm under the heading "Experts".

/s/ DELOITTE & TOUCHE
Chartered Accountants

Hamilton, Bermuda
December 22, 1999